NUMBER 0

SHARES

INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS

Dorian LPG Ltd.

AUTHORIZED CAPITAL FOUR HUNDRED FIFTY MILLION (450,000,000) COMMON SHARES $0.01 US PAR VALUE

See Reverse for Certain Definitions

This is to Certify that **SPECIMEN** is the owner of

FULY PAID AND NON-ASSESSABLE SHARES OF COMMON SHARES OF

Dorian LPG Ltd.

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.*

Dated

Secretary/Treasurer

President/Vice President

CORP... NEW YORK